EXHIBIT 8.1

SUBSIDIARIES OF MATERIALISE NV

Name	Jurisdiction of Incorporation
Materialise France SAS	France
Materialise GmbH	Germany
Materialise Japan K.K.	Japan
Materialise Czech Republic SRO	The Czech Republic
Materialise USA, LLC	United States
Materialise UK Limited	United Kingdom
OBL SAS	France
Materialise Austria GmbH	Austria
Materialise Malaysia SDN. Bhd.	Malaysia
Materialise Ukraine LLC	Ukraine
RapidFit NV	Belgium
Materialise SA	Poland
Meridian Technique Limited	United Kingdom
OrthoView Holdings Limited	United Kingdom
Materialise Colombia SAS	Colombia
RSPRINT powered by Materialise NV	Belgium
Materialise Shanghai Co. Ltd.	China
Materialise Australia PTY Ltd	Australia
Materialise S.R.L.	Italy
ACTech Holding GmbH	Germany
ACTech GmbH	Germany
ACTech North America Inc.	United States